Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Hal Mechler

Senior Vice President & CFO

281-490-9652

Imperial Sugar Company Reports First Quarter Fiscal Year 2010 Results

Gains from insurance settlement reported

Sugar Land, TX—(Feb. 5, 2010)—The Imperial Sugar Company (NASDAQ:IPSU) today reported income from continuing operations for the fiscal first quarter ended December 31, 2009 of $178.1 million, or $14.84 per diluted share, compared to a loss from continuing operations of $0.6 million, or $0.05 per diluted share, for the same period last year.

The recent quarter’s results were impacted by several important items, most significantly pre-tax gains totaling $278.5 million associated with the settlement of insurance claims related to the February 2008 Port Wentworth accident. As previously announced, the Company and its insurers agreed to a final claims settlement of $345 million under the $350 million policy which covered property damage and business interruption losses.

In addition, during the first quarter the Company recognized $18.9 million of gains on derivative contracts intended to hedge future raw sugar purchases. These gains did not qualify for hedge accounting treatment. Partially offsetting these gains were approximately $8.8 million of higher raw sugar costs resulting from derivative gains recognized in the fourth quarter of fiscal 2009 which were intended to hedge the Company’s first quarter’s raw sugar purchases. Absent the impact of the insurance and derivative gains, income from continuing operations for the quarter would have been a loss of $6.5 million, or $0.55 per diluted share.

“The finalization of our property and business interruption insurance claim is a major milestone in our recovery from the Port Wentworth tragedy,” stated John Sheptor, president and CEO. “The claims negotiation was well managed by our financial team, insurance broker and the insurance carriers, minimizing interference with rebuild activities and reaching an amicable settlement rapidly. We continue to make important progress in the Port Wentworth reconstruction, with the start up of the conditioning silos in January. We continue efforts to improve the refinery production rate, with a target to return to normal operations within the quarter. Packaging plant start up activities are focused on the new brown sugar and powdered sugar lines in anticipation of supplying customer Easter holiday requirements.”

The recent quarter’s results included pre-tax charges of $1.8 million for legal and consulting charges related to the Port Wentworth accident, while last year’s first quarter included a pre-tax charge of $14.9 million, primarily for cleanup and repairs, continuing refinery payroll and legal related costs. The prior year’s charges were offset by $11.7 million of insurance recoveries recognized under the Company’s property insurance coverage as well as an unrelated gain on a litigation settlement of $16.1 million.

“Raw sugar prices continue to escalate, compressing refined white sugar margins and creating a challenging environment for our industry and our customers,” added Sheptor. “Prices have risen in response to the imbalance between international supply and demand, depleted domestic and Mexican stock positions and moderate 2009 domestic sugar production. We are encouraging the USDA to announce an increase in the domestic raw sugar import quota prior to April 1, 2010 to ensure an adequate production of refined sugar between now and the 2010 domestic harvest.”

“We are excited about the initiation of construction of the new LSR refinery which will create over 500 new construction jobs in the Gramercy, Louisiana area. The February 3, 2010 ground breaking ceremony was an historic event for the Louisiana agribusiness community.”

Net sales and gross margin for the fiscal first quarter increased to $173.8 million and 7.1% compared to $108.6 million and a negative 2.7%, respectively, for the same period last year. Higher domestic sugar volumes primarily due to the result of additional production from the Port Wentworth refinery and higher domestic prices contributed to the 60% increase in sales. The increased gross margin was due to higher refined sugar prices as well as the gains on the raw sugar derivatives. In addition, higher raw sugar costs and higher manufacturing costs due to the ramp up of production volume at the Port Wentworth refinery were offset by lower energy and transportation costs.

Because of these factors, operating income rose to $277.6 million compared to an operating loss of $1.7 million for the same period last year.

The Company reported cash and cash equivalents of $66.4 million at quarter-end after capital expenditures of $37.6 million. Available capacity under the borrowing base formula for the bank credit facility was $32.6 million, after outstanding borrowings of $60 million. The Company received the final $45 million payment from the insurance settlement in early January 2010. It is anticipated that available liquidity and capital resources should be sufficient to meet operating and capital needs which includes an additional $34 million of capital expenditures to complete the Port Wentworth rebuild project.

Conference Call Details

Imperial Sugar will conduct a conference call, starting at 11:00 a.m. Eastern, Friday, February 5, 2010. President and CEO John Sheptor and Senior Vice President and CFO Hal Mechler, will discuss the Company’s operating results for its fiscal first quarter ended December 31, 2009.

Participants wishing to listen and participate in a brief question-and-answer session after the presentation can dial 1-800-659-2056 and enter the Participant Passcode: 63334657. The conference call can also be accessed via live audio webcast by visiting Imperial Sugar’s web site at http://www.imperialsugarcompany.com and clicking on the “Q1 2010 Imperial Sugar Earnings Conference Call” webcast link under “Investor Relations.”

For those who are unable to listen to the call during its live broadcast, a replay of the entire presentation will be available on the company’s web site beginning one hour following the conclusion of the call. In addition to the webcast replay, a telephone replay will also be available beginning one hour following the conclusion of the call that can be accessed by dialing 1-888-286-8010 and entering the Passcode: 56002164. Both replays will be available through March 5, 2010.

Please note: Participants planning to listen to the call via the Internet may need to download Windows Media Player® to hear the call if this feature has not been previously installed on their computers.

About Imperial

Imperial Sugar Company is one of the largest processors and marketers of refined sugar in the United States to food manufacturers, retail grocers and foodservice distributors. The Company markets products nationally under the Imperial®, Dixie Crystals® and Holly® brands. For more information about Imperial Sugar, visit www.imperialsugar.com and www.iscnewsroom.com.

Statements regarding future market prices and margins, refinery construction costs, timelines and operational dates, future expenses and liabilities arising from the Port Wentworth refinery incident, future costs and liabilities arising from the Louisiana Sugar Refining LLC venture, future import and export levels, future government and legislative action, future operating results, future availability and cost of raw sugar, operating efficiencies, results of future investments and initiatives, future cost savings, future product innovations, future energy costs, our liquidity and ability to finance our operations and capital investment programs, future pension plan contributions and other statements that are not historical facts contained in this release are forward-looking statements that involve certain risks, uncertainties and assumptions. These risks, uncertainties and assumptions include, but are not limited to, market factors, farm and trade policy, unforeseen engineering and equipment delays our ability to realize planned cost savings and other improvements, the available supply of sugar, energy costs, the effect of weather and economic conditions, results of actuarial assumptions, actual or threatened acts of terrorism or armed hostilities, legislative, administrative and judicial actions and other factors detailed in the Company’s filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

Tables to follow

IMPERIAL SUGAR COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Data)

(Unaudited)

	Three Months Ended December 31,
	2009	2008

Net Sales	$173,779	$108,648
Business Interruption Insurance Recovery	84,677

Cost of Sales	(161,379)	(111,618)
Selling, General and Administrative Expense	(11,446)	(11,582)
Refinery Explosion Related Charges	(1,795)	(14,930)
Insurance Recoveries Recognized	193,796	11,677
Gain on Litigation/Arbitration Settlement	—	16,148

Operating Income (Loss)	277,632	(1,657)

Interest Expense	(318)	(421)
Interest Income	29	253
Other Income, Net	986	1,016

Income (Loss) From Continuing Operations Before Income Taxes	278,329	(809)
(Provision) Credit for Income Taxes	(100,213)	229

Income (Loss) from Continuing Operations	178,116	(580)
Income (Loss) from Discontinued Operations	—	644

Net Income (Loss)	$178,116	$64

Basic Earnings Per Share of Common Stock:
Income (Loss) from Continuing Operations	$15.11	$(0. 05)
Income from Discontinued Operations	—	0.06

Net Income (Loss)	$15.11	$0. 01

Diluted Earnings Per Share of Common Stock:
Income (Loss) from Continuing Operations	$14.84	$(0.05)
Loss from Discontinued Operations	—	0.06

Net Income (Loss)	$14.84	$0.01

IMPERIAL SUGAR COMPANY AND SUBSIDIARIES

KEY STATISTICAL DATA

	Three Months Ended December 31,
	2009		2008
	Volume	Price	Volume	Price
	(000 cwt)	(per cwt)	(000 cwt)	(per cwt)
Sugar Sales:
Industrial	2,484	$32.04	1,190	$30.36
Consumer	1,264	43.66	1,170	38.34
Distributor	771	38.38	637	34.19

Domestic Sales	4,519	36.37	2,996	34.29
World Sales	185	32.30	120	24.09

Sugar Sales	4,703	$36.21	3,117	$33.90

	Three Months Ended December 31,
	2009		2008
Raw Sugar Cost per cwt (on a raw market basis)	$25.19	(1)	$21.68

(1) Includes the effect of $8.8 million of derivative gains recognized in the fourth quarter of fiscal 2009.